Exhibit 4.1

DESCRIPTION OF SECURITIES

The following summary describes the material terms of the capital stock of Ategrity Specialty Insurance Company Holdings (the “Company”) and is qualified in its entirety by reference to the Company’s Articles of Incorporation (“Articles”) and Bylaws (“Bylaws”), each of which is incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K of which this Exhibit 4.1 forms a part. The Articles and Bylaws are governed by the Nevada Revised Statutes (“NRS”).

Authorized Capital Stock

The Company’s authorized capital stock consists of:
• 500,000,000 shares of common stock, par value $0.001 per share (“Common Stock”); and
• 100,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

As of March 6, 2026, only our Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Common Stock

Voting rights. Holders of the Company’s Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Holders of common stock do not have cumulative voting rights in the election of directors.

Directors standing for election at an annual meeting of stockholders will be elected by a plurality of the votes cast in the election of directors at the annual meeting at which a quorum is present, either in person or represented by properly authorized proxy.

Dividend rights. Subject to the prior rights of holders of any then outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably dividends and other distributions, if any, as may be declared from time to time by the Company’s Board of Directors out of funds legally available therefor.

Liquidation rights. Subject to the prior rights of the Company’s creditors and the satisfaction of any liquidation preference granted to holders of any then outstanding shares of Preferred Stock, in the event of the Company’s liquidation, dissolution, or winding up, holders of Common Stock are entitled to share ratably in the assets of the Company legally available for distribution to stockholders.

Preemptive rights. Holders of Common Stock do not have preemptive rights or other similar subscription rights.

Preferred Stock

Our Board of Directors has the authority to issue from time to time, without action by our stockholders, Preferred Stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof, including voting, dividend, conversion, exchange, redemption, and liquidation rights. The rights with respect to a series of Preferred Stock may be greater than the rights attached to our Common Stock.

It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our Common Stock until our Board of Directors determines the specific rights attached to that Preferred Stock. The effect of issuing Preferred Stock could include, among other things, one or more of the following:

• restricting dividends or other distributions on our Common Stock;
• diluting the voting power of our Common Stock or providing that holders of Preferred Stock have the right to vote on matters as a separate class;
• impairing the liquidation rights of our Common Stock; or
• delaying, discouraging, or preventing a change of control of us.

Warrants

The Company has issued (i) warrants to purchase 1,079,605 shares of our common stock at an exercise price of approximately $31.99 per share (“Tranche 1 Warrants”), and (ii) warrants to purchase 375,147 shares of our common stock at an exercise price of approximately $21.32 per share (“Tranche 2 Warrants” and, together with the Tranche 1 Warrants, the “Warrants”). Warrants can be exercised for a term of ten years starting from October 2024 by paying the exercise price in cash or on a cashless basis.

Anti-takeover effects of certain provisions of Nevada law, our Articles, and Bylaws

Our Articles and Bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and that could make it more difficult to acquire control of our company by means of a tender offer, open market purchases, a proxy contest, or otherwise. These provisions may discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board of Directors the power to discourage acquisitions that some stockholders may favor or may consider in their best interests. A summary of these provisions is set forth below. We have also entered into a Stockholders’ Agreement with ZFSG as the initial stockholder, which provide ZFSG with certain board, committee and chair nomination rights, the material terms of which are described under “Certain Relationships and Related Transactions, and Director Independence.”

Classified Board of Directors

Our Articles provide that once ZFSG and its affiliates cease to beneficially own more than 50% of the voting power of our capital stock, our Board of Directors will be divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms.

Quorum

Our Bylaws provide that a majority of the members of the Board of Directors shall constitute a quorum; provided that, for so long as ZFSG and its affiliates beneficially own more than 50% of the voting power of our capital stock, the Chair of the Board of Directors (or in the Chair’s absence, the Vice Chair) must be present to constitute a quorum (unless all such individuals have recused themselves from such board action).

Our Bylaws provide that stockholders representing a majority of the voting power of our capital stock, represented in person or by proxy (regardless of whether the proxy has authority to vote on any matter), are necessary to constitute a quorum for the transaction of business at any meeting.

Number of directors fixed by Board of Directors only

Our Articles and Bylaws provide that, for so long as ZFSG and its affiliates beneficially own more than 50% of the voting power of our capital stock, the number of directors on our Board of Directors may be fixed by resolution adopted by our Board of Directors or by holders of at least a majority of our outstanding Common Stock; thereafter, the number of directors on our Board of Directors will be fixed exclusively pursuant to resolution adopted by our Board of Directors; provided that, our Bylaws require the Chair of our Board of Directors (or in the Chair’s absence, the Vice Chair) to approve any change to the size of the Board of Directors for so long as ZFSG and its affiliates own at least 25% of the shares of our common stock then outstanding.

Vacancies filled by Board of Directors

Our Articles and Bylaws provide that, any vacancy in our Board of Directors, whether from an increase in the size of the Board of Directors or otherwise, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director; provided, for so long as ZFSG and its affiliates beneficially own more than 50% of the voting power of our capital stock, any vacancy in our Board of Directors whether from an increase in the size of the board or otherwise may be filled by holders of at least a majority of our outstanding common stock.

Chief Executive Officer

Our Bylaws provide that for so long as ZFSG and its affiliates own at least 25% of the shares of our Common Stock then outstanding, the approval of the Chair of our Board of Directors (or, in the Chair’s absence, the Vice Chair) will be required in connection with hiring or terminating our Chief Executive Officer.

No action by stockholders without a meeting

The NRS permits stockholder action by written consent unless the corporation’s articles of incorporation or bylaws provide otherwise. Our Articles and Bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting once ZFSG and its affiliates cease to beneficially own more than 50% of the voting power of our capital stock.

Calling of special meetings of stockholders

Our Articles and Bylaws provide that special meetings of our stockholders for any purpose or purposes may be called at any time only (1) by the Chair of our Board of Directors, (2) pursuant to a resolution adopted by a majority of our Board of Directors, or (3) until the date that ZFSG and its affiliates cease to beneficially own more than 50% of the voting power of our capital stock, at the request of holders of at least a majority of our outstanding common stock. Except as described above, stockholders will not have the authority to call a special meeting of stockholders.

Advance notice of stockholder nominations and proposals

Our Bylaws establish advance notice procedures for stockholder proposals (other than proposals brought by ZFSG) to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our Board of Directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board of Directors, or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions until the next stockholder meeting (i.e., by precluding the conduct of certain business at the current annual meeting if the proper procedures are not followed) that are favored by the holders of a majority of our outstanding voting securities or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Exclusive forum

Our Articles and Bylaws provide that, unless we consent to the selection of an alternative forum, the Eighth Judicial District Court of the State of Nevada, sitting in Clark County (or if such court does not have jurisdiction, another state or the federal courts (as appropriate) located within the State of Nevada) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any actions, suits or proceedings, whether civil, administrative or investigative (i) brought in our name or right or on our behalf, (ii) asserting a claim for breach of any fiduciary duty owed by any of our current or former directors, officers, employees or agents to us or our stockholders, (iii) that is an internal action (as defined in Nevada Revised Statutes (“NRS”) 78.046), including any action or claim arising under or pursuant to NRS Chapters 78 or 92A or any provision of our articles of incorporation or our bylaws, or as to which the NRS confers jurisdiction on the District Court of the State of Nevada, (iv) to interpret, apply, enforce or determine the validity of our articles of incorporation and bylaws or any agreement entered into pursuant to NRS 78.365 to which we are a party or a stated beneficiary or (v) asserting a claim governed by the internal affairs doctrine. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in our Articles and Bylaws will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our Articles and Bylaws also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause or causes of action against us or any defendant arising under the Securities Act. Although we believe this provision benefits us by providing increased consistency in the application of Nevada law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers or make such lawsuits more costly for stockholders; however, our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Furthermore, if a court were to find the choice of forum provisions in our Articles or Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, results of operations and financial condition. For example, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

“Blank check” preferred stock

Our Board of Directors has the power, subject to applicable law, to authorize the issuance of shares of Preferred Stock that could, depending on the terms of the series, impede the completion of a merger, tender offer, or other takeover attempt. For instance, subject to applicable law, a series of preferred stock may impede a business combination by including class voting rights which would enable the holder or holders of such series to block a proposed transaction. Our Board of Directors will make any determination to issue shares of Preferred Stock based on its judgment as to our company’s and our stockholders’ interests. Our Board of Directors, in so acting, could issue Preferred Stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders may believe to be in their interests or in which stockholders would have received a premium for their stock over the then prevailing market price of the stock.

Supermajority provisions

The NRS generally provides that the affirmative vote of a majority of the voting power of the outstanding shares entitled to vote is required to amend a corporation’s articles of incorporation, unless the corporation’s articles of incorporation require a greater percentage. Our Articles do not require a greater percentage until such time as ZFSG and its affiliates cease to beneficially own more than 50% of the voting power of our capital stock. From and after such time as ZFSG and its affiliates cease to beneficially own more than 50% of the voting power of our capital stock, a 662∕3% stockholder vote is required for the amendment, repeal, or modification of certain provisions of our Articles relating to the anti-takeover provisions described herein. Pursuant to the terms of our Bylaws from and after such time as ZFSG and its affiliates cease to beneficially own more than 50% of the voting power of our capital stock, a 662∕3% stockholder vote is also required for the amendment, repeal, or modification of any provisions of our Bylaws (provided our Bylaws may be amended at any time by action of our Board of Directors).

Constituency Considerations

NRS 78.139 provides that directors may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of any relevant facts, circumstances, contingencies or constituencies pursuant to NRS 78.138(4).

Combinations with Interested Stockholders

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and 60% of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder”.

These statutes generally apply to Nevada corporations with 200 or more stockholders of record (a “resident domestic corporation”) and the statutes will not apply to any person that first became a holder of 10% or more of the voting power of the then-outstanding shares of the corporation at the time the corporation became a resident domestic corporation solely as a result of it becoming a resident domestic corporation. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment.

Our Articles do not opt out of NRS 78.411 through 78.444.

Acquisitions of Controlling Interests

Nevada law also protects the corporation and its stockholders from persons acquiring a “controlling interest” in a corporation. These provisions are found in NRS 78.378 through 78.3793. Pursuant to NRS 78.379, any person who acquires a controlling interest in a corporation may not exercise voting rights with respect to any “control shares” unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special meeting of such stockholders held at the request and at the expense of the acquiring person. NRS 78.3785 provides that a “controlling interest” means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one fifth or more but less than one third, (ii) one third or more but less than a majority or (iii) a majority or more of the voting power of the issuing corporation in the election of directors, and once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. In the event that the control shares are accorded full voting rights, and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to dissenter’s rights under NRS Chapter 92A.
NRS 78.3788 provides that these statutes apply as of a particular date only to a corporation that has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the corporation’s stock ledger at all times during the 90 days immediately preceding that date, and which does business in Nevada directly or indirectly or through an affiliated corporation. NRS 78.378(2) provides that the corporation, by virtue of its articles of incorporation, bylaws or resolutions adopted by directors, may impose stricter requirements if it so desires. A corporation is entitled to opt out of these acquisition of controlling interest statutes by making an election in its articles of incorporation or bylaws, provided that the opt-out is in effect on the 10th day following the acquisition of a controlling interest by the acquiring person.
We opted out of these statutes in our Bylaws with respect to acquisitions of shares by ZFSG and its affiliates.

Corporate opportunities; conflicts of interest

Our Articles provide that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity of ZFSG and its affiliates and certain related persons or any director who is not our employee. We do not renounce any interest in any corporate opportunity offered to any such director or officer if such opportunity is expressly offered to such person solely in his or her capacity as our director or officer.

Our Articles provide that ZFSG and its affiliates and certain related persons will have no duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage, or (ii) otherwise competing with us or our affiliates. In the event that ZFSG and its affiliates or such related person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity, such person will have no duty to communicate or offer such transaction or business opportunity to us or our affiliates and they may take any such opportunity for themselves or offer it to another person or entity unless such knowledge was acquired solely in such person’s capacity as our director or officer.

Limitations on liability and indemnification of directors and officers

To the fullest extent permitted by NRS Chapter 78, our directors and officers are not liable to us or any of our stockholders or creditors for monetary damages for breaches of fiduciary duties as a director or officer. Under Nevada law, unless otherwise provided in the articles of incorporation or pursuant to certain statutory exceptions, a director or officer is not individually liable for damages as a result of an act or failure to act in his or her capacity as a director or officer unless a statutory presumption established under NRS 78.138(3) (that such person, in deciding upon matters of business, acted in good faith, on an informed basis and with a view to the interests of the corporation) has been rebutted, and it is proven both that the act or failure to act constituted a breach of a fiduciary duty as a director or officer and that such breach involved intentional misconduct, fraud or a knowing violation of law.

Our Articles include a provision that eliminates the individual liability of our directors and officers to the fullest extent permitted under Nevada law.

In addition, our Articles and Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law. We are also required to advance certain expenses to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for certain liabilities, provided that such advancement is made upon receipt of an undertaking by the director or officer to repay the amounts advanced if it should be ultimately determined that the director or officer is not entitled to indemnification.
Prior to consummation of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers.

We believe that these provisions of our articles of incorporation and Nevada law, indemnification agreements, as well as our maintaining directors’ and officers’ liability insurance, help to attract and retain qualified persons as directors and officers.

Transfer agent and registrar

The transfer agent and registrar for the Common Stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 55 Challenger Road, Ridgefield Park, New Jersey 07660.

Exchange Listing

Our Common Stock is currently listed on the NYSE under the symbol “ASIC.”